Exhibit 99.3

NEWS RELEASE

RANGE ANNOUNCES PRICING OF UPSIZED $300 MILLION OFFERING OF ADDITIONAL 9.250% SENIOR NOTES DUE 2026 AND AMENDS TERMS OF TENDER OFFERS

FORT WORTH, TX – August 18, 2020 — RANGE RESOURCES CORPORATION (NYSE: RRC) (“Range” or the “Company”) announced today that it has priced at par an offering of $300 million aggregate principal amount of its 9.250% senior notes due 2026 (the “New Notes”). Range expects that the net proceeds of the offering will be approximately $294.6 million. The size of the offering was increased from the previously announced $200 million to $300 million.

The New Notes are being offered as additional notes to the $550 million aggregate principal amount of the 9.250% senior notes due 2026 previously issued by Range on January 24, 2020 (the “Initial Notes”). The New Notes will have identical terms as the Initial Notes, other than the issue date, and the New Notes and the Initial Notes will be treated as a single class of securities under the indenture.

Range expects to close the sale of the New Notes on September 1, 2020, subject to the satisfaction of customary closing conditions.

On August 18, 2020, Range also commenced tender offers to purchase for cash (the “Tender Offers”), subject to certain conditions, up to $400 million aggregate principal amount of its outstanding 5.750% senior notes due 2021, 5.750% senior subordinated notes due 2021, 5.875% senior notes due 2022, 5.000% senior notes due 2022, 5.000% senior subordinated notes due 2022 and 5.000% senior notes due 2023 (the “2023 Notes”) (collectively, the “Target Notes”). Range intends to use the net proceeds from the offering, together with borrowings from its bank credit facility, if necessary, to purchase Target Notes in the Tender Offers, including fees and expenses incurred in connection therewith, with the remainder of the net proceeds, if any, to be used to repay borrowings under its bank credit facility.

The Tender Offers are being made subject to the terms and conditions of an Offer to Purchase dated August 18, 2020 (the “Offer to Purchase”). In connection with the upsized offering of the New Notes, Range hereby announces that it has amended the terms of the Tender Offers to (i) increase the maximum aggregate principal amount of Target Notes it is offering to purchase in the Tender Offers from $400 million to $500 million (such amended amount constituting an amended “Aggregate Maximum Tender Amount” as defined in the Offer to Purchase), (ii) increase the Tender Offer Consideration and Total Consideration (each as defined in the Offer to Purchase) with respect to the 2023 Notes from $950.00 to $955.00 and from $1,000.00 to $1,005.00, respectively, in each case per $1,000 principal amount of 2023 Notes, and (iii) correspondingly amend the Financing Condition (as defined in the Offer to Purchase) to require the completion of the Debt Financing in an aggregate principal amount of not less than $300 million on satisfactory terms. Except as described in this press release, all other terms of the Tender Offers remain unchanged.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The New Notes were offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused in stacked-pay projects in the Appalachian Basin. The Company pursues an organic development strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of the notes referred to above. There shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of an offering memorandum.

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including those related to the Company’s securities offering. These statements are based on assumptions and estimates that Range’s management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of Range’s hedging transactions, the costs and results of actual drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

Range Investor Contact:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Range Media Contact:

Mark Windle, Manager of Corporate Communications

724-873-3223

mwindle@rangeresources.com